UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 25, 2010

WMS INDUSTRIES INC.

(Exact name of registrant as specified in its charter)

Delaware	1-8300	36-2814522
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 South Northpoint Blvd., Waukegan, Illinois	60085
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 785-3000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

On June 25, 2010, WMS Industries Inc. (the “Company”) issued 752,275 shares of its common stock, $.50 par value per share, upon conversion to common stock of $9.92 million principal amount of its 2.75% Convertible Subordinated Notes Due 2010 (the “Notes”). These newly issued shares have been included in the Company’s fully diluted share count since fiscal 2005. In connection with the conversion of the $9.92 million principal amount of the Notes, the Company paid the holders an aggregate of $136,400 of cash, representing the interest that would be earned on the Notes through maturity on July 15, 2010. As a result of the conversion of the Notes into common stock, the Company has reduced its long-term debt to zero and increased its common stock and additional-paid-in capital by an aggregate of $9.92 million. 100% of the Notes have now been converted into common stock.

Following the conversion of these Notes into common stock, as of June 25, 2010, the number of shares of the Company’s common stock outstanding increased to approximately 58.8 million shares.

The issuance of the shares of common stock upon conversion of the Notes is exempt from registration under the Securities Act of 1933, as amended, by reason of Section 3(a)(9) thereof.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 29, 2010, Mr. Harold H. Bach, Jr. notified the Company that he plans to retire from the Board of Directors and will not stand for re-election to the Board of Directors at the 2010 Annual Meeting of Stockholders, which is expected to be held in December, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WMS Industries Inc.

/s/ Kathleen J. McJohn
Name: Kathleen J. McJohn
Title: Vice President, General Counsel and Secretary

Date: July 1, 2010

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